Exhibit 10.12

AMENDED AND RESTATED EMPLOYMENT

AND NONCOMPETITION AGREEMENT

This Amended and Restated Employment and Noncompetition Agreement (the “Amended Agreement”) is entered into as of April 30, 2018, and amends and restates the Employment Agreement originally  dated January 5, 2017 by and between U.S. Xpress, Inc., a Nevada corporation, and Leigh Anne Battersby, an individual (the “Employee”).  For purposes of this Amended Agreement, U.S. Xpress Enterprises, Inc., a Nevada corporation (the “Company”), is substituted for U.S. Xpress, Inc. as the employer and contracting company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

ARTICLE I

EMPLOYMENT AND TERM

Section 1.1                                    Employment; Duties.  The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Amended Agreement.  The Employee shall serve as the Company’s Executive Vice President and Corporate General Counsel.  During the Term (as defined in Section 1.2 hereof), the Employee shall devote substantially all of her working time, attention, skill, and reasonable best efforts to the performance of her duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company.  Employee shall report directly to the Chief Administrative Officer.  In the event Employee is promoted during the term of this Amended Agreement, the Amended Agreement shall remain in effect.  In the event Employee is demoted during the term of this Amended Agreement, the parties shall in good faith negotiate any needed changes to the Amended Agreement.  The Employee agrees to abide by the rules, regulations, instructions, personnel practices, and polices of the Company and any changes therein which may be adopted from time to time by the Company and of which Employee has received notice.

Section 1.2                                    Term.  This Amended Agreement shall be effective on April 30, 2018 (the “Effective Date”) and shall continue until the third anniversary thereof (the “Original Term”), unless earlier terminated as provided in Article III hereof, provided that, on such third anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Amended Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Amended Agreement at least 90 days prior to the applicable Renewal Date.   The duration of this Amended Agreement is referred to herein as the “Employment Term”.

ARTICLE II

COMPENSATION

Section 2.1                                    Base Salary.  The Company shall pay the Executive an annual base salary of $300,000.00 for the Employment Term (the “Base Salary”).  Such Base Salary shall be paid in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Employee’s Base Salary shall be reviewed at least annually in comparison to comparable executive positions, either within the industry or within companies of similar size, and the Company may, but shall not be required to, increase the Base Salary at its discretion during the Employment Term. However, the Employee’s Base Salary may not be decreased during the Employment Term, except as part of an across-the-board salary reduction that applies in the same manner to all senior executives. The Employee’s annual Base Salary, as in effect from time to time, is herein referred to as “Base Salary”.

Section 2.2                                              Annual Bonus.  The Employee shall be eligible to participate in the U.S. Xpress Annual Short Term Incentive Profit Sharing Plan, or such other bonus incentive plan as may be adopted by the Company from time to time (the “Incentive Bonus Plan”), and receive an annual bonus pursuant thereto (the “Annual Bonus”). The Employee’s annual target bonus opportunity shall be defined annually by the Company based on the achievement of Company performance goals (the “Target Bonus”), provided that, depending on results, the Employee’s actual bonus may be higher or lower than the Target Bonus. For the period beginning on the Effective Date and ending on the last day of the applicable calendar year, the Employee shall be eligible to receive the full Annual Bonus calculated as though she had worked in her current position for the full calendar year. The Annual Bonus will be subject to the terms of the Company’s Incentive Bonus Plan under which it is granted; and, except as otherwise provided in Section 3.2(c), the Employee must be employed by the Company on the date that Annual Bonuses are paid in order to be eligible to receive an Annual Bonus.

Section 2.3                                              Executive Incentive Plan.  The Employee shall be eligible to participate in an Executive Incentive Plan to be defined and adopted by the Board on or before the first anniversary of the Effective Date of this Amended Agreement, through which the  Employee may be eligible to receive an Annual Executive Incentive Bonus, consisting of cash, stock and/or any other compensation deemed appropriate by the Compensation Committee, subject to meeting prerequisite criteria as established by the Board.

Section 2.4                                              Fringe Benefits and Perquisites.  During the Employment Term, the Employee shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company, including, but not limited to, all benefits available under the Company’s Xpre$$avings 401(k) Plan, Section 125 Cafeteria Plan, Section 105 Plan, Non-Qualified Deferred Compensation Plan, and such other employee benefit plans as may be adopted from time to time, a medical allowance that reimburses the Employee the premium cost for such major medical, dental and vision plans as elected by the Employee under the Company’s Section 125 Plan, executive disability insurance, and intermittent personal use of the Company’s passenger automobiles, all of which shall be taxed as required by IRS regulations.

Notwithstanding the foregoing, during the Employment Term, the Company shall provide the Employee with a car allowance in the amount of $600.00 per month and shall pay all professional dues, taxes and educational costs associated with maintaining Employee’s Tennessee law license.

Section 2.5                                                Vacation; Paid Time-Off.  During the Employment Term, the Employee will be entitled to take such paid vacation and other time off on a basis that is at least as favorable as that provided to other similarly situated executives of the Company. The Employee shall receive other paid time-off in accordance with the Company’s policies for executive officers, as such policies may exist from time to time.

Section 2.6                                    Deductions.  The Company may withhold from any salary or benefits payable or otherwise conferred by this Amended Agreement all federal, state, city, or other taxes as shall be required pursuant to any federal, state, city or other laws or regulations.

Section 2.7                                    Reimbursement of Expenses.  The Company shall pay or reimburse the Employee for all reasonable travel and other expenses incurred or paid by her during the Employment Term in connection with the performance of duties under this Amended Agreement, in accordance with the Company’s reimbursement policies and upon submission of satisfactory evidence thereof.

Section 2.8                                    Indemnification.

(a)                                 In the event that the Employee is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Employee or the Company related to any contest or dispute between the Employee and the Company or any of its affiliates with respect to this Amended Agreement or the Employee’s employment hereunder, by reason of the fact that the Employee is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Employee shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Employee in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; and (ii) appropriate documentation evidencing the incurrence, amount, necessity, and nature of the costs and expenses for which payment is being sought.  Notwithstanding the foregoing, the Employee shall not be entitled to indemnification pursuant to this Section 2.8 if the Proceeding arises from or relates to the Employee’s intentional, willful, or fraudulent misconduct. If it shall ultimately be determined that the Employee is not entitled to be indemnified by the Company under this Amended Agreement, the Employee agrees to repay the amounts so paid.

(b)                                 During the Employment Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Employee on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

ARTICLE III

TERMINATION OF EMPLOYMENT

Section 3.1                                    Employment Termination.

(a)                                 Death or Disability.  In the event the Employee dies or becomes disabled during the Term, her employment hereunder shall automatically terminate.  For the purpose of this Amended Agreement, the Employee shall be deemed “disabled” if there has been a good faith determination of a medical doctor selected by the Company and the Employee that the Employee is unable to perform her duties under this Amended Agreement due to physical or mental illness or disease or for other causes beyond the Employee’s control and such period of inability continues for the longer of (i) sixty (60) days, or (ii) 5 days in excess of any legally available sickness and/or disability leave the Employee is entitled to, including under the Company’s executive short-term disability and long-term disability plans.

(b)                                 By the Company for Cause.  The Company may terminate the Employee’s employment hereunder at any time for “Cause”.

For purposes of this Amended Agreement, “Cause” shall mean:

i.              the Employee’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, injurious to the Company or its affiliates;

ii.           the Employee’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

iii.        the Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Executive’s ability to perform services for the Company or results in material reputational or financial harm to the Company or its affiliates; or

iv.      the Employee’s willful unauthorized disclosure of Confidential Information (as defined below).

For purposes of this provision, no act or failure to act on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the  Employeein bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.

(c)                            At the Election of the Company Without Cause.  The Company may terminate the Employee’s employment hereunder without Cause at any time upon ten (10) days prior written notice to the Employee.

(d)                           At the Election of the Employee Without Good Reason.      The Employee can terminate her employment hereunder without Good Reason by giving the Company 90 days written notice of her intent to do so.

(e)                            At the Election of the Employee for Good Reason.                The Employee can terminate her employment hereunder with Good Reason.  For purposes of this Amended Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Employee’s written consent:

(i)                                           a material reduction in the Employee’s Base Salary, other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii)                                        a material reduction in the Employee’s Annual Bonus opportunity, other than a general reduction that affects all similarly situated executives in substantially the same proportions;

(iii)                                     a relocation of the Employee’s principal place of employment to another state or by more than 50 miles;

(iv)                                    any material breach by the Company of any material provision of this Amended Agreement;

(v)                                       the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Amended Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(vi)                                    a material, adverse change in the Employee’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company’s size, status as a public company, and capitalization as of the date of this Amended Agreement; or

(vii)                                 a material adverse change in the reporting structure applicable to the Executive.

The Employee cannot terminate her employment for Good Reason unless she has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 90 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate her employment for Good Reason within 30 days of the expiration of such cure period, then the Employee will be deemed to have waived her right to terminate for Good Reason with respect to such grounds.

Section 3.2                                    Effect of Termination.

(a)                                 Termination for Death or Disability.  If the Employee’s employment is terminated by death or because of disability pursuant to Section 3.1(a) hereof, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the Base Salary accrued under this Amended Agreement prior to the Termination Date.  In addition, in the event of death, the Company shall continue to pay Employee’s estate (or the Employee’s designated beneficiary) her Base Salary for ninety (90) days after the date of which termination due to death occurs.  In the event of Employee’s employment is terminated as the result of a disability, the Company shall pay the Employee her Base Salary for the lesser of sixty (60) days after the date of which termination due to disability occurs or the earliest date Employee is eligible for long term disability benefits under the Company’s Long Term Executive Disability Plan.

(b)                                 Termination for Cause or at the Election of the Employee Without Good Reason.  In the event that the Employee’s employment is terminated by the Company for Cause pursuant to Section 3.1(b) hereof or at the election of the Employee without Good Reason pursuant to Section 3.1(d), the Company shall pay to the Employee the salary accrued under this Amended Agreement through the last day of his/her actual employment by the Company.

(c)                                  Termination at the Election of the Company without Cause or at the Election of the Employee With Good Reason.  In the event that the Company terminates the Employee without Cause pursuant to Section 3.1(c) hereof, or the Employee elects to terminate her employment with Good Reason pursuant to Section 3.1(e), and subject to the Employee’s compliance with Articles IV and V of this Amended Agreement and her execution of a release of claims in favor of the Company, the Company shall continue to pay the Employee the Base Salary she was earning at the time of termination through the second anniversary of the termination date.  In addition, the Company shall pay the Employee a payment equal to the product of (i) the Annual Bonus, if any, that the Executive would have earned for the calendar year in which the Termination Date occurs based on achievement of the applicable performance goals for such year and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives,

(d)                                 Survival.  Notwithstanding termination of this Amended Agreement as provided in this Article III hereof, the rights and obligations of the Employee and the Company under Articles IV and V of this Amended Agreement shall survive termination.

ARTICLES IV

NONCOMPETITION AND NONSOLICITATION

Section 4.1                                    Covenant Not to Compete and Nonsolicitation Covenant.  As an inducement for the Company to enter into this Amended Agreement, the Employee agrees to the following covenants (the “Restrictive Covenants”), whose terms are set forth below:

(a)                                 Covenant Not to Compete.  During the Noncompete Term, as defined below, the Employee shall not without prior written approval of the Company, directly or indirectly, own, manage, operate, finance, control, invest, engage, or participate in the ownership, management, operation, financing, or control of any business providing freight transportation services (dedicated or otherwise) by use of dry van trailer equipment or freight containers, either over-the-road or via intermodal service, directly or through any brokerage, logistics, leasing, or other indirect arrangement (including the engagement of independent contractors) in the United States of America; nor shall the Employee be employed by, associated with, or in any manner connected with, lend her name or any similar name to, lend her credit to, render services of any nature for, or provide advice to such business.

(b)                                 Nonsolicitation Covenant.  During the Noncompete Term as defined below, the Employee shall not without prior written approval of the Company, directly or indirectly, (i)  whether for her own account or for the account of any other person (other than the Company and its affiliates), solicit business of the same or similar type being carried on by the Company or any of its affiliates from any person or entity that is or was a customer of the Company or any of its affiliates during the Noncompete Term; (ii) whether for her own account or the account of any other person (other than the Company and its affiliates), solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise any person who is or was during the Noncompete Term an employee or independent contractor of the Company or any of its affiliates or in any manner induce or attempt to induce any employee or independent contractor of the Company or any of its affiliates to terminate his or her employment or contract with the Company or any such affiliate; or (iii) disparage the Company or any of its affiliates, shareholders, directors, officers, employees, or agents.

(c)                                  Limited Exception.  Notwithstanding anything to the contrary above, this Section 4.1 shall not prohibit the ownership by the Employee of up to (but not more than) five percent (5%) of the publicly traded securities of any business specified in Section 4.1(a) or 4.1(b) above (but without otherwise participating in the activities of such business).

Section 4.2                                    Duration of Restrictive Covenants.  The restrictions contained in Section 4.1 shall apply to Employee from the date hereof to (a) the first anniversary of the expiration of the Term of this Amended Agreement, or (b) the first anniversary of Employee’s termination pursuant to Section 3.1(b) or (c) or the first anniversary of Employee’s termination at the election of the Employee (the “Noncompete Term”).  The Noncompete Term shall be extended by the length of any period during which Employee is in breach of the terms of Section 4.1.

Section 4.3                                    Consideration for Restrictive Covenants.  In addition to the consideration to be received by the Employee during the Term of this Amended Agreement and in exchange for the continuous performance of her obligations under Sections 4.1(a) and 4.1(b), upon expiration of the Term, upon Employee’s termination without Cause, or upon the Employee’s election to terminate her employment for Good Reason, the payment by the Company of the payments outlined in Section 3.2(c) shall be considered adequate consideration for the Restrictive Covenants.  In the event Employee is terminated for Cause pursuant to Section 3.1(b) or in the event Employee elects to terminate her employment without Good Reason pursuant to Section 3.1(d), consideration received from the Effective Date of this Amended Agreement shall be considered adequate for the Restrictive Covenants and Employee shall not be entitled to any additional consideration.  The Employee acknowledges that such consideration constitutes sufficient and adequate consideration for the Employee’s agreement to the Restrictive Covenants.  The Employee further acknowledges that, given the nationwide character of the Company’s business, the Restrictive Covenants and their geographic area and duration are reasonable.

Section 4.4.                                 Enforceability.  If any of the Restrictive Covenants is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too great a range of activities, or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area as to which it may be enforceable, and that such court has the authority under the Amended Agreement to rewrite (or “blue-pencil”) the restriction(s) at issue to achieve this intent.

Section 4.5.                                 Specific Performance.  The Restrictive Covenants are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable to accomplish such purpose.  The Employee agrees and acknowledges that any breach of the Restrictive Covenants would cause the Company immediate, substantial and irreparable damage for which monetary damages will not be an adequate remedy.  In the event of any such breach, in addition to such other remedies which may be available in law, the Company shall have the right to seek specific performance, injunction, or any other equitable relief in any court having jurisdiction over such claim without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Amended Agreement will not diminish Employee’s ability to earn a livelihood or create or impose on Employee any undue hardship.  If the Company prevails in a proceeding to remedy a breach under the Restrictive Covenants, the Company shall be entitled to receive its reasonable attorneys’ fees, expert witness fees, and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief they may be granted.

ARTICLE V

CONFIDENTIAL INFORMATION

Section 5.1.                                 Definition of Confidential Information.  For purposes of this Amended Agreement, “Confidential Information”  shall include all information (whether or not patentable and whether or not copyrightable) owned, possessed, or used by the Company, including, without limitation, any data, formula, know-how, vendor information, trade secret, process, design, sketch, photograph, graph, drawing, sample, invention, idea, research, report, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, and other information, however documented, of a confidential nature, including any analysis, compilation, study, summary, and other material prepared by or for the Company containing or based, in whole or in part, upon any information included in the foregoing, that is communicated to, learned of, developed, or otherwise acquired by the Employee in the course of her employment by the Company.

Section 5.2                                    Nondisclosure of Confidential Information.  The Employee acknowledges and agrees that the protection of the Confidential Information is necessary to protect and preserve the value of the Company’s business.  Therefore, the Employee agrees not to disclose to any unauthorized persons or use for her personal benefit or the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical form or is retained in the memory of Employee, without the Company’s prior written consent, unless (i) such Confidential Information is generally available to the public (other than as a result of a disclosure by the Employee), or (ii) the Employee is compelled by law, rule, regulation, a court of competent jurisdiction or a governmental agency to disclose such Confidential Information provided that the Employee gives the Company prompt notice of any and all such requests for disclosure so that the Company has ample opportunity to take all necessary or desired action, to avoid disclosure.  The Employee agrees to deliver to the Company upon termination of this Amended Agreement, and at any other time the Company may request, all records, files, memoranda, notes, data, reports and other documents (and all copies or reproductions of all of the foregoing)  containing or based upon the Confidential Information.

ARTICLE VI

MISCELLANEOUS

Section 6.1                                    Entire Agreement.  This Amended Agreement contains the entire understanding of the parties with respect to the matters contained herein and supersedes all previous commitments, agreements, and understanding between the parties with respect to such matters.  There are no oral understandings, terms, or conditions, and no party has relied upon any representation, express or implied, not contained in this Amended Agreement.

Section 6.2.                                 Amendments.  This Amended Agreement may not be amended in any respect whatsoever, nor may any provision hereof be waived by any party, except by a further agreement, in writing, fully executed by each of the parties.

Section 6.3                                    Successors.  This Amended Agreement shall be binding upon and inure to the benefit of the parties and to their respective heirs, personal representatives, successors and assigns, executors and/or administrators; provided, that (a) the Employee may not assign his/her rights hereunder (except by will or the laws of descent)  without the prior written consent of the Company and (b) the Company may not assign its rights hereunder without the prior written consent of the Employee which will not be unreasonably withheld, provided, however, that the Company may assign this Amended Agreement without the consent of the Employee in connection with any sale or reorganization of the Company.

Section 6.4                                    Captions.  The captions of this Amended Agreement are for convenience and reference only and in no way define, describe, extend, or limit the scope or intent of this Amended Agreement or the intent of any provision contained in this Amended Agreement.

Section 6.5            Notice.    Any notice or communication must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same by hand delivery (including by a nationally recognized overnight carrier) or by deposit with a reputable overnight courier.  Such notice shall be deemed received on the date on which it is delivered, three (3) business days after deposit in the United States mail as set forth above, or the next business day after deposit with a reputable overnight courier.  For purposes of notice, the addresses of the parties shall be:

If to the Employee:	Leigh Anne Battersby
8212 Briarfield Lane
Chattanooga, TN 37421

If to the Company:	U.S. Xpress Enterprises, Inc.
4080 Jenkins Road
Chattanooga, TN 37421
Attention: Chief Administrative Officer
Lisa Pate

Any party may change its address for notice by written notice given to the other party in accordance with Section 6.5.

Section 6.6.           Counterparts.  This Amended Agreement may be executed simultaneously in any number of counterparts, via facsimile or otherwise, each of which counterparts when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute but one and the same document.

Section 6.7            Severability.  If any provision of this Amended Agreement is held illegal, invalid or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provision hereof.  Such provision and the remainder of this Amended Agreement shall, in such circumstances, be modified to the extent necessary to render enforceable the remaining provisions hereof.

Section 6.8            Applicable Law.  This Amended Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Tennessee, without regard to principles of comity or conflicts of laws provisions of any jurisdiction.

Section 6.9            Construction.  The language contained in this Amended Agreement shall be deemed to be approved by both parties hereto and no rule of strict construction shall be applied against any party.  Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Amended Agreement in its entirety and not to any specific part hereof.

Section 6.10          Genders.  Any reference to the masculine gender shall be deemed to include feminine and neutral genders, and vice versa, and any reference to the singular shall include the plural, and vice versa, unless the context otherwise requires.

Section 6.11.         Right to Offset.  The Company may exercise a right of offset at any time and from time to time against any amount payable under this Amended Agreement to the extent the Employee is indebted to the Company or any of its affiliates.

Section 6.12.         Waiver.  The failure of either party to insist upon strict performance of any of the terms or conditions of this Amended Agreement shall not constitute a waiver of any of its rights hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Employment and Noncompetition Agreement to be duly executed as of the date first set forth above.

U.S. XPRESS ENTERPRISES, INC.

By:	/s/ Lisa Pate
Name:	Lisa Pate
Title:	Chief Administrative Officer

THE EMPLOYEE:

/s/ Leigh Anne Battersby
Leigh Anne Battersby